DLH Reports First Quarter Fiscal Year 2020 Results
Executing on Plans to Grow Business, Reduce Interest, and Strengthen Company Fundamentals
Atlanta, Georgia – February 5, 2020 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal first quarter ended December 31, 2019.

Highlights
•Revenue was $52.2 million and $33.8 million for the three months ended December 31, 2019 and 2018, respectively
•Operating income was $3.1 million for the first quarter versus $2.6 million for the prior-year period
•Earnings of $1.6 million, or $0.12 per diluted share, for the first quarter of fiscal 2020 versus $1.7 million, or $0.13 per diluted share, for the prior-year period, reflecting the impact of interest expense on acquisition debt and amortization of acquired intangible assets

Management Discussion
“The fiscal first quarter of 2020 demonstrated, once again, the resilience of our business model and longstanding demand for the services we provide, as well as our commitment to streamlining operations where appropriate,” stated DLH President and Chief Executive Officer Zach Parker. “Revenue rose significantly year-over-year, reflecting the inclusion of S3, and we posted EBITDA of $5.0 million. We continue to focus on new business development, broadening the Company's capabilities, and strengthening our position in health IT solutions and data analytics. As such, our bid pipeline remains active, and we believe DLH is on track to deliver solid results this fiscal year."

Results for the Three Months Ended December 31, 2019
Revenue for the first quarter of fiscal 2020 was $52.2 million versus $33.8 million in the prior-year period. The increase in revenue is due primarily to the $17.3 million contribution from the new Social & Scientific Systems unit ("S3"), while the Company's legacy operations grew modestly year-over-year.

Income from operations was $3.1 million for the quarter versus $2.6 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 6.0% in fiscal 2020 versus 7.6% in fiscal 2019, The lower margin year-over-year was primarily due to increased depreciation and amortization, including amortization of acquired intangibles in the S3 transaction.

Interest expense in the quarter was $0.9 million, versus $0.2 million for the three months ended December 31, 2018, reflecting higher outstanding debt balances in recognition of the S3 transaction. Income before taxes was $2.2 million for the quarter versus $2.4 million in fiscal 2019, reflecting the impact of non-cash depreciation and amortization and interest expense.

For the three months ended December 31, 2019 DLH recorded a $0.6 million provision for tax expense versus $0.7 in the prior-year period. The Company reported net income of approximately $1.6 million, or $0.12 per diluted share, for the first quarter of fiscal 2020 versus $1.7 million, or $0.13 per diluted share, for the first quarter of fiscal 2019.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2019 was approximately $5.0 million versus $3.1 million in the prior-year period. The year-over-year increase was primarily due to the impact of the S3 acquisition, including the improved operating leverage achieved through the expansion of the Company's business base.
Balance Sheet and Cash Flow
DLH used approximately $2.9 million in operating cash during the first quarter of fiscal 2020, largely reflecting higher accounts receivables due to the transition of billing for customers acquired in the S3 transaction. We believe the impact to receivables was resolved as of January, and our anticipated operating cash flow has resumed.

As of December 31, 2019, the Company had cash and cash equivalents of $0.4 million and senior debt of $56.0 million, versus cash of $1.8 million and senior debt of $56.0 million as of September 30, 2019. The next required principal payment is not due until March 2022, although the Company intends to continue using free cash flow to make prepayments when possible.

Update on Fiscal Year 2020 for Non-operational Expenses
As previously announced, the Company has taken action to control interest expense for fiscal 2020. The Company expects interest expense of approximately $3.2 million for fiscal 2020 based on its fixed rate debt and a projection of interest expense on its floating rate debt at 2% LIBOR, plus applicable credit spread.

The Company expects fiscal year 2020 amortization of acquired S3 intangibles to be $3.0 million, reflecting allocation of approximately $30.6 million of the purchase price to intangible assets, with average lives of 10 years. The Company expects total amortization, including from prior acquisitions, to be $4.8 million in fiscal year 2020. In addition, the Company anticipates its tax rate to remain at 29% for fiscal 2020, and will continue to leverage the favorable tax attributes of its acquisitions and net operating losses to minimize required cash tax payments.
Conference Call and Webcast Details
DLH management will discuss first quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, February 6, 2020. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10135728.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 1,950 employees serving numerous government agencies. For more information, visit the corporate website at
www.dlhcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding benefits of the acquisition, estimates of future revenues, operating income, earnings, earnings per share, non-operational expenses, backlog, and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the risk that we will not realize the anticipated benefits of the acquisition of S3; the challenges of managing larger and more widespread operations resulting from the acquisition; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of S3 and any future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law.

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	Three Months Ended
	December 31,
	2019	2018
Revenue	$52,238	$33,752
Cost of Operations:
Contract costs	41,340	26,456
General and administrative costs	5,913	4,176
Depreciation and amortization	1,859	563
Total operating costs	49,112	31,195
Income from operations	3,126	2,557
Interest expense, net	941	177
Income before income taxes	2,185	2,380
Income tax expense	634	690
Net income	$1,551	$1,690

Net income per share - basic	$0.13	$0.14
Net income per share - diluted	$0.12	$0.13
Weighted average common shares outstanding
Basic	12,088	11,963
Diluted	13,014	12,979

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	December 31, 2019	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$362	$1,790
Accounts receivable	27,995	23,226
Other current assets	1,932	1831
Total current assets	30,289	26,847
Equipment and improvements, net	4,851	5,343
Operating lease right-of-use assets	23,716	—
Deferred taxes, net	1,811	2,345
Goodwill	52,758	52,758
Intangible assets, net	40,004	41,208
Other long-term assets	711	757
Total assets	$154,140	$129,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating lease liabilities - current	$1,723	$—
Debt obligations - current	1,800	—
Accrued payroll	8,297	8,852
Accounts payable, accrued expenses, and other current liabilities	18,831	20,633
Total current liabilities	30,651	29,485
Long-term liabilities:
Debt obligations - long term, net of deferred financing costs	53,792	53,629
Operating lease liabilities - long-term	22,553	—
Other long-term liabilities	—	573
Total long-term liabilities	76,345	54,202
Total liabilities	106,996	83,687
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,124 and 12,036 at December 31, 2019 and September 30, 2019, respectively	12	12
Additional paid-in capital	85,249	85,114
Treasury stock, at cost - 27 and 0 shares at December 31, 2019 and September 30, 2019, respectively	(111)	—
Accumulated deficit	(38,006)	(39,555)
Total shareholders’ equity	47,144	45,571
Total liabilities and shareholders' equity	154,140	129,258

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended
	December 31,
	2019	2018
Operating activities
Net income	$1,551	$1,690
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,859	563
Amortization of deferred financing costs	210	73
Stock based compensation expense	203	193
Deferred taxes, net	535	541
Non-cash gain from lease modification	(121)	—
Changes in operating assets and liabilities
Accounts receivable	(4,769)	(3,843)
Other current assets	(147)	(507)
Accrued payroll	(254)	562
Accounts payable, accrued expenses, and other current liabilities	(2,103)	(1,032)
Other long-term assets/liabilities	152	4
Net cash used in operating activities	(2,884)	(1,756)

Investing activities
Purchase of equipment and improvements	(162)	—
Net cash used in investing activities	(162)	—

Financing activities
Borrowing on revolving line of credit, net	1,800	—
Repayments of senior debt	—	(313)
Deferred debt financing costs	(3)	—
Repurchased shares of common stock held as treasury stock	(206)	—
Proceeds from stock option exercise	27	39
Net cash provided by (used in) financing activities	1,618	(274)

Net change in cash and cash equivalents	(1,428)	(2,030)
Cash and cash equivalents at beginning of year	1,790	6,355
Cash and cash equivalents at end of year	$362	$4,325

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$845	$163
Cash paid during the period for income taxes	$—	$22
Supplemental disclosures of non-cash activity
Non-cash cancellation of common stock	$95	$—

Revenue Metrics

	Twelve Months Ended
	December 31,	December 31,
	2019	2018
Market Mix:
Defense/VA	46%	69%
Human Services and Solutions	23%	29%
Public Health/Life Sciences	31%	2%

Contract Mix:
Time and materials	70%	97%
Cost reimbursable	28%	2%
Firm fixed price	2%	1%

Prime vs Sub:
Prime	94%	99%
Subcontractor	6%	1%

Non-GAAP Financial Measures
The Company uses EBITDA as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

(amounts in thousands)	Three Months Ended
	December 31,
	2019	2018	Change
Net income	$1,551	$1,690	$(139)
(i) Interest expense	941	177	764
(ii) Provision for taxes	634	690	(56)
(iii) Depreciation and amortization	1,859	563	1,296
EBITDA	$4,985	$3,120	$1,865